Exhibit 99.1

News Release
Corporate Headquarters
P.O. Box 269
San Antonio, TX 78291-0269
Phone: (210) 829-9000
Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
July 27, 2005	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS SECOND QUARTER EPS UP 17% TO $0.34

WITH REVENUE UP 11.7%

Note: Harte-Hanks will hold a second quarter earnings conference call on July 27, 2005 at 10AM CST. The number is 800-988-9498 domestic or 210-234-0007 international, pass code 121693. The call will also be webcast live at https:\\e-meetings.com conference # 9605552 and passcode 121693. There will be an audio replay available shortly after the call through August 5, 2005. To access, please call 800-468-0318 or 203-369-3284 passcode 121693 or visit www.harte-hanks.com/earnings_audio/audio_stream.html.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported second quarter 2005 diluted earnings per share of $0.34 on revenues of $284.0 million. These results compare to diluted earnings per share of $0.29 on $254.2 million in revenue for the second quarter of 2004.

The following table presents financial highlights of the company’s operations for the second quarter of 2005 and 2004. Full financial results are attached.

RESULTS FROM OPERATIONS

	Three Months Ended June 30,
(In thousands, except per share amounts)	2005	2004	Change
Operating revenues	$284,010	$254,152	11.7%
Operating income	47,820	42,898	11.5%
Net income	29,127	25,546	14.0%
Diluted earnings per share	0.34	0.29	17.2%
Diluted shares (weighted average common and common equivalent shares outstanding)	86,337	87,963	-1.8%

In the discussion below the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including the non-GAAP measure of free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes this is an important measure of the operational strength of its business. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for net income as an indicator of operating performance.

For the six months ended June 30, 2005, the company’s revenues were up 12.6% to $552.3 million and operating income increased 21.1% to $90.1 million. Diluted earnings per share increased 26.0% for the six months ended June 30, 2005 to $0.63, compared to $0.50 for the 2004 six-month period.

Commenting on the second quarter 2005 performance, Chief Executive Officer Richard Hochhauser said, “We are excited about the results our people delivered this quarter. Compared to the same period last year, diluted earnings per share increased 17.2% on 11.7% revenue growth. Operating income grew 11.5%, and we generated $28.7 million of free cash flow in the quarter. Absent the impact of the Tampa Flyer acquisition completed on April 20, revenue growth for the total company would have been 8.9%. Also in the quarter, our earnings were positively impacted by slightly less than a penny a share from a favorable resolution of a state tax matter, resulting in a lower effective tax rate.”

Discussing the performance of individual business segments, Hochhauser said, “Direct marketing had another in a series of strong quarters, with operating income up 12.7% on 8.9% revenue growth. All of our vertical markets had positive year-over-year growth. Our financial and select vertical markets showed double-digit revenue growth over the prior year, with our other verticals – retail, high–tech/telecom, and pharma/healthcare - delivering mid single-digit growth. We are also pleased to see progress on our goal of improving the year-over-year margins in our direct marketing business for the fifth quarter in a row, with operating income margins up 50 basis points compared to the prior year.”

Turning to shopper performance, Hochhauser said, “Shoppers revenue grew 16.1% with operating income growth of 13.1%. Both revenue and operating income growth rates were positively impacted by the Tampa Flyer acquisition, with the operating income margin decline also attributable to this acquisition. Absent the impact of the Tampa acquisition, revenue growth would have been in the high single digits, and year-over-year operating income margins would have improved. In addition to Tampa, shopper revenue growth was driven by ROP (in-book) advertising). This was another in a long string of solid shopper performances.”

Concluding, Hochhauser said, “We delivered a good quarter, and are pleased with the performance of each of our businesses. As we look to future periods, the robust revenue growth performance we have delivered over the past four plus quarters (including the first quarter of 2005 in which we benefited from the large, non-recurring project we discussed in connection with our first quarter results) will be more challenging to match. In direct marketing, this is attributable to the more difficult year-over-year revenue comparisons – both from 2004 to 2005 and from 2003 to 2004 – as the revenue growth has been accelerating for more than a year. In addition, a few of our direct marketing customers either have been or are currently involved in general industry consolidations and specific company reorganizations, creating some uncertainty about their future spending plans. And while in shoppers the year-over-year growth will be positively affected by the Tampa Flyer acquisition, the competitive environment in California has slowed the growth of our distribution revenue, and two of our larger shopper customers have recently cut back their advertising as a result of financial difficulties they have encountered. We do feel good about the overall performance and position of our businesses, and our goal continues to be to deliver earnings per share growth for the full year better than the growth we delivered in 2004.”

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding management’s expectations with respect to the company’s future revenues, earnings per share and operating income. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services by its clients and prospective clients (including the willingness and ability of the company’s clients to maintain or expand their spending), the financial condition of its clients, economic and other business factors that impact the industries that the company serves, the timing and ability of the company to manage the level of personnel and capacity in the future, competitive factors in the company’s markets, concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, fluctuations in paper prices and postal rates, and general or regional economic conditions, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities and Exchange Commission.

Highlights of the second quarter included:

Shoppers:

•	On April 20, 2005 Harte-Hanks completed its acquisition of The Tampa Flyer. The Tampa Flyer is a weekly shopper publication delivered by mail with circulation in excess of 900,000 in the Tampa/St. Petersburg, Florida metropolitan area. This acquisition brought total weekly Shopper circulation to approximately 12 million.

•	Harte-Hanks Shoppers San Diego PennySaver launched an initiative to provide 16 glossy-like pages in its PennySaver publication. The initiative is intended to bring new customers into the publication as well as increase readership of the publication.

Direct Marketing:

•	Harte-Hanks was awarded a contract with a large international pharmaceutical company to design and implement a healthcare practitioner multi-channel CRM program.

•	Harte-Hanks won a three-year contract to provide creative design, direct mail, strategic direction, and analytic insight in support of new vehicle launches for a leading automotive manufacturer.

•	A three-year contract was awarded to Harte-Hanks to deploy web technology at the North American facilities of a premier supplier of recycled OEM automotive parts and assemblies. This client will be provided with a common technology and database platform across their enterprise.

•	A large regional specialty retailer will implement Harte-Hanks Allink Retail in an effort to optimize customer relationships and to increase profitability.

•	Harte-Hanks signed a number of renewals, expansions and new customers in the second quarter with large high-tech/telecom companies for its CI Technology Database. The CI Technology Database is one of the largest and most in-depth business technology databases in the world. Hundreds of firms in the high-tech/telecom industry use the CI Technology Database to better understand their existing clients, protect their existing business from competitive encroachment, analyze current market share, and guide planning of new products and sales channels.

•	Harte-Hanks Postfuture, a leading E-mail Service Provider (ESP), released Postfuture Version 4.1, Enterprise Edition this quarter. Postfuture 4.1 is an on-demand, e-marketing suite that enables enterprise marketing teams to collaborate anywhere, anytime, to create, deploy and track electronic marketing messages, print-at-home incentives, surveys and transactional business communications.

•	During the quarter, Harte-Hanks Trillium Software

•	Received a positive rating in Gartner’s MarketScope Update: Data Quality Technology Report. This is the highest rating awarded in the data quality technology sector.

•	Released Trillium Software Discovery Version 4.1, which incorporates Unicode support for global character sets, extending functionality to cover the international data quality initiatives of global organizations.

•	ADQ Direct, a new Internet-based marketing system, was launched by Harte-Hanks in June. ADQ Direct is a Web portal modeled after Harte-Hanks Advanced Data Quality Service. Advanced Data Quality takes customer information, scrubs, standardizes and formats the data and places it into a usable database. The new ADQ Direct Web-based product builds on the Advanced Data Quality interface to provide a secure access point through which businesses are able to quickly update contact information, including customers who have requested not to be contacted by phone or mail.

Corporate:

•	Harte-Hanks named Sloane Levy as Vice President, General Counsel and Secretary. Levy was most recently Senior Vice President, General Counsel and Human Resources of Modem Media, Inc. Previous to this, she served as a senior attorney and investor relations executive with Witco, an international chemical company.

•	Harte-Hanks announced the retirement of Dr. Peter T. Flawn from the Board of Directors effective May 17. Flawn joined the Board in 1985 and is President Emeritus of the University of Texas at Austin.

•	Harte-Hanks paid a regular cash dividend of 5.0 cents per share on June 15, 2005 to shareholders of record on June 1, 2005.

•	Harte-Hanks purchased 0.5 million shares of its common stock in the second quarter bringing the year-to-date repurchase total to 1.1 million shares. There are approximately 4.5 million shares remaining from repurchase authorizations at June 30, 2005. Since January 1997 the company has acquired approximately 40.3 million shares (split adjusted) under its repurchase program.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with circulation of approximately 12 million in California and Florida each week.

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For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share data	2005	2004	2005	2004
Operating revenues	$284,010	$254,152	$552,303	$490,404
Operating expenses:
Labor	105,375	97,309	209,677	191,449
Production and distribution	98,793	86,569	192,381	169,921
Advertising, selling, general and administrative	24,191	20,096	44,803	40,084
Depreciation and amortization	7,831	7,280	15,303	14,494

	236,190	211,254	462,164	415,948

Operating income	47,820	42,898	90,139	74,456

Other expenses (income):
Interest expense	505	260	708	432
Interest income	(37)	(73)	(115)	(291)
Other, net	282	196	771	685

	750	383	1,364	826

Income before income taxes	47,070	42,515	88,775	73,630
Income tax expense	17,943	16,969	34,575	29,295

Net income	$29,127	$25,546	$54,200	$44,335

Basic earnings per common share	$0.34	$0.30	$0.64	$0.51

Weighted-average common shares outstanding	84,466	86,335	84,598	86,894

Diluted earnings per common share	$0.34	$0.29	$0.63	$0.50

Weighted-average common and common equivalent shares outstanding	86,337	87,963	86,381	88,497

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended June 30,			Six months ended June 30,
In thousands	2005	2004	% Change	2005	2004	% Change
OPERATING REVENUES:
Direct Marketing	$168,388	$154,566	8.9%	$338,407	$299,394	13.0%
Shoppers	115,622	99,586	16.1%	213,896	191,010	12.0%

Total operating revenues	$284,010	$254,152	11.7%	$552,303	$490,404	12.6%

OPERATING INCOME:
Direct Marketing	$24,975	$22,154	12.7%	$49,495	$37,709	31.3%
Shoppers	26,505	23,442	13.1%	47,373	41,788	13.4%
General corporate expense	(3,660)	(2,698)	-35.7%	(6,729)	(5,041)	-33.5%

Total operating income	$47,820	$42,898	11.5%	$90,139	$74,456	21.1%

DEPRECIATION AND AMORTIZATION
Direct Marketing	$6,094	$5,853	4.1%	$12,115	$11,646	4.0%
Shoppers	1,731	1,419	22.0%	3,177	2,832	12.2%
General corporate expense	6	8	-25.0%	11	16	-31.3%

Total depreciation and amortization	$7,831	$7,280	7.6%	$15,303	$14,494	5.6%

Reconciliation of Net Income to Free Cash Flow
	Three months ended June 30,			Six months ended June 30,
In thousands	2005	2004		2005	2004
Net Income	$29,127	$25,546		$54,200	$44,335
Add: depreciation and amortization	7,831	7,280		15,303	14,494
Less: capital expenditures	8,216	6,748		16,893	16,281

Free cash flow	$28,742	$26,078		$52,610	$42,548

Harte-Hanks, Inc.

Consolidated Balance Sheets (in thousands, except share amounts)

	(Unaudited)
	June 30, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$25,474	$38,807
Accounts receivable, net	170,625	168,755
Inventory	6,893	6,086
Prepaid expenses	15,066	16,664
Current deferred income tax asset	15,665	13,812
Other current assets	7,021	6,373

Total current assets	240,744	250,497

Property, plant and equipment, net	117,808	113,770
Goodwill, net	501,012	458,171
Other intangible assets, net	17,571	2,067
Other assets	3,441	3,848

Total assets	$880,576	$828,353

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$43,000	$10,000
Accounts payable	56,896	55,632
Accrued payroll and related expenses	28,107	36,539
Customer deposits and unearned revenue	55,525	53,707
Income taxes payable	14,505	17,239
Other current liabilities	9,357	9,075

Total current liabilities	207,390	182,192

Other long-term liabilities	79,129	74,362

Total liabilities	286,519	256,554

Stockholders’ equity
Common stock, $1 par value, authorized: 250,000,000 shares Issued at June 30, 2005: 115,036,457 shares; at December 31, 2004: 114,505,329 shares;	115,036	114,505
Additional paid-in-capital	263,007	253,515
Accumulated other comprehensive loss	(16,456)	(15,192)
Retained Earnings	928,522	882,750
Less treasury stock, June 30, 2005: 30,700,557 shares at cost; December 31, 2004: 29,524,064 shares at cost;	(696,052)	(663,779)

Total stockholders’ equity	594,057	571,799

Total liabilities and stockholders’ equity	$880,576	$828,353